Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
FOR IMMEDIATE RELEASE
July 28, 2005
FOR ADDITIONAL INFORMATION
Media
Kris Falzone
Vice President, Corporate Communications
(219) 647-5581
klfalzone@nisource.com

Investors
Dennis Senchak	Randy Hulen
Vice President, Investor Relations	Director, Investor Relations
(219) 647-6085	(219) 647-5688
senchak@nisource.com	rghulen@nisource.com
Rae Kozlowski
Manager, Investor Relations
(219) 647-6083
ekozlowski@nisource.com
NiSource reports second-quarter earnings
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today reported income from continuing operations for the three months ended June 30, 2005, of $7.9 million, or 3 cents per share (all per-share amounts are basic), compared with income from continuing operations of $35.5 million, or 13 cents per share, for the second quarter of 2004.
The quarterly results reflect the impact of $31.2 million, or 7 cents per share, of charges NiSource recorded during the second quarter of 2005 for restructuring expenses, consulting fees and obsolete software systems in connection with the outsourcing agreement with IBM and other business transformation activities. In addition, second-quarter 2005 results include a $10.9 million, or 4 cents per share, impairment charge related to goodwill at one of NiSource’s small Indiana distribution companies, which is currently under an earnings cap.
NiSource expects additional charges in connection with the outsourcing agreement with IBM and other business transformation activities during the second half of 2005 to be in the range of $40 million to $45 million. These charges include non-cash pension and other retirement benefit costs and IBM transition fees.
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NiSource reports second-quarter earnings

Net income was $39.0 million, or 15 cents per share, for the second quarter of 2005. This compares to net income of $34.6 million, or 13 cents per share, for the year-ago period. The 2005 results included $31.1 million of income from discontinued operations.
Operating income was $119.4 million for the second quarter of 2005, compared with $157.8 million for the same period in 2004. Significant items that affected the respective quarters were as follows:

	2nd quarter 2005	2nd quarter 2004
	(In millions)	(In millions)
Net Revenues:
Weather — (compared to normal)	$5.8	$(6.7)
Gas costs and other changes	14.8	(3.3)

Total Impact — Net Revenues	$20.6	$(10.0)

Operating Expenses
Operation and Maintenance Expenses:
Restructuring and consulting charges	(20.3)	—
Insurance recoveries, legal and other reserves	(0.5)	5.4

Total Impact — Operation and Maintenance Expenses	$(20.8)	$5.4

Asset Impairment	$(21.8)	—
Gain(loss) on sale of assets	$0.8	$(0.3)

Property and Sales Tax Adjustments	$5.8	$16.7

Total Impact — Operating Expenses	$(36.0)	$21.8

Total Impact — Operating Income	$(15.4)	$11.8
“Operating results from our core utility and pipeline assets remain solid,” said Robert C. Skaggs, Jr., NiSource President and Chief Executive Officer (CEO). Skaggs assumed the CEO role effective July 1, 2005, upon the retirement of Gary L. Neale, who remains Chairman of the Board.
“We have said since the beginning of 2005 that this will be a base year, from which we will build a platform for long-term, sustainable growth,” Skaggs added. “We continue to resolve issues and to demonstrate steady progress on our business plan, which is focused on four elements: growth in our pipeline business; regulatory and commercial initiatives; management of our balance sheet and expense management.”
For the six months ended June 30, 2005, NiSource reported income from continuing operations of $216.6 million, or 80 cents per share, compared with $252.3 million, or 96 cents per share, in the same period of 2004. Net income for the first six months of 2005 was $245.3 million, or 91 cents per share, compared with $248.1 million, or 95 cents per share, for the same period a year ago.
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NiSource reports second-quarter earnings

The six-months results for 2005 include the same restructuring and other charges outlined in the second-quarter discussion.
One cent of the decline in earnings per share for the quarter, and 3 cents of the decline in the six-month results, were the result of an increase in the average number of shares outstanding at June 30, 2005, compared to the year earlier, primarily due to the issuance during the fourth quarter of 2004 of 6.8 million shares of common stock upon the settlement of the forward stock purchase contracts comprising a component of NiSource’s Stock Appreciation Income Linked Securities (SAILSsm).
Skaggs noted that recent developments include the following:
•	NiSource is moving forward on an opportunity, announced earlier this year, to refinance $1.1 billion of Columbia Energy Group debentures that become callable on Nov. 28, 2005. The company has received offers to purchase an aggregate of $900 million of unregistered senior notes issuable in seven-, 10-, 11- and 20-year tranches at a weighted average interest rate of 5.52 percent, with settlement scheduled for Nov. 28, 2005. The transaction is subject to the purchasers’ due diligence and negotiation of definitive agreements. NiSource expects to finalize documentation by mid-August and will announce specific details after definitive agreements are executed.

•	NiSource and IBM signed a definitive agreement for IBM to provide a broad range of business transformation and outsourcing services to NiSource. The 10-year agreement is expected to deliver upwards of $530 million in gross savings in operating and capital costs across NiSource’s 15 primary operating subsidiaries over the course of the contract, as well as provide technology advances and enhanced service capabilities. IBM began providing service to NiSource on July 1, 2005.

•	Northern Indiana Public Service Company (NIPSCO) continues to work with the Indiana Office of Utility Consumer Counselor (OUCC) and some of the utility’s industrial customers to explore various options to address NIPSCO’s need for additional power to meet its unique customer load. NIPSCO continues to be optimistic that the parties can collaborate to reach a mutually acceptable solution that will address electric reliability issues. Whiting Clean Energy, another NiSource subsidiary, offers an immediate, economic and dependable solution to the reliability concerns for NIPSCO customers. The Indiana Utility Regulatory Commission (IURC) on July 1 issued an interim order approving NIPSCO purchases of Whiting Clean Energy power necessary to meet those reliability concerns. The order allows NIPSCO to recover only the fuel costs associated with such purchases through the normal fuel cost adjustment process.

•	The Massachusetts Department of Telecommunications and Energy (DTE) is currently conducting hearings on Bay State Gas Company’s $22.2 million, or 4.7 percent, base rate case. The DTE is expected to issue an order no later than Nov. 30, 2005, with new rates going into effect no later than Dec. 1, 2005. The rate case includes requests for a performance-based rate plan and cost recovery for a steel infrastructure replacement program.
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NiSource reports second-quarter earnings

•	NiSource’s Pipeline Group, under the leadership of President Chris Helms, who joined the company in April, is well positioned to identify and capture long-term growth opportunities by helping meet increasing market demand for natural gas in the eastern United States. NiSource’s Columbia Gas Transmission Corp. recently launched an open season for a proposed expansion of its natural gas transmission system in the Tidewater, Va., area. An open season was held recently for Millennium Pipeline, which is targeting a November 1, 2007, in-service date, pending the receipt of necessary approvals. Hardy Storage Company, LLC is on track to develop a natural gas storage field from a depleted natural gas production field in Hardy and Hampshire Counties, W. Va. Hardy Storage, which is being jointly developed by Columbia Gas Transmission Corp. and a subsidiary of Piedmont Natural Gas, filed its formal project application with the Federal Energy Regulatory Commission (FERC) in April.
“These important milestones are part of our four-point plan for growth and underscore NiSource’s commitment to deliver on our business plan for 2005 and 2006,” Skaggs said.
NiSource will host an analyst conference call at 9:30 a.m. EDT on Thursday, July 28, 2005, to further discuss the company’s second-quarter 2005 results. All interested parties may hear the conference call live on July 28 by logging on to the NiSource Web site at www.nisource.com.
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NiSource reports second-quarter earnings

Second Quarter 2005 Operating Income
NiSource’s consolidated second quarter 2005 operating income was $119.4 million compared with $157.8 million for the same period in 2004. Second quarter 2005 results include $31.2 million of restructuring expenses, consulting fees, and charges for obsolete software systems recorded in connection with the outsourcing agreement with IBM and other business transformation activities. In addition, second-quarter 2005 results include a $10.9 million impairment charge related to goodwill at one of NiSource’s small Indiana distribution companies, which is currently under an earnings cap. Second quarter 2004 results included a $16.7 million net reduction in property and sales tax accruals.
The 2005 restructuring, consulting, and obsolete software system charges of $31.2 million included severance expenses of $16.4 million, consulting fees of $3.9 million, and an impairment of obsolete software systems of $10.9 million. The breakout of these costs by business segment is Gas Distribution Operations $11.2 million, Gas Transmission and Storage Operations $2.7 million, Electric Operations $1.8 million, Other Operations $0.2 million, and Corporate $15.3 million. Operating income for NiSource’s business segments for the quarter ended June 30, 2005, is discussed below.
Gas Distribution Operations reported operating income of $5.7 million versus operating income of $15.1 million in the second quarter of 2004. The decrease in operating income was primarily due to the impact of restructuring expenses and a $10.9 million impairment charge taken against goodwill associated with Kokomo Gas and Fuel Company partially offset by cooler weather during the beginning of the second quarter of 2005 and lower sales tax accruals compared to the prior period.
Comparability of Gas Distribution Operations line item operating results was impacted by regulatory trackers that allow for the recovery in rates of certain costs such as bad debt expenses. These trackers increase both operating expenses and net revenues and have essentially no impact on total operating income results. Approximately $7.7 million of the increase in operation and maintenance expenses and other taxes was offset by the effect of these regulatory trackers with a corresponding increase to net revenues reflecting recovery of these costs. Additionally, the expiration of the 1999 stipulation for Columbia Gas of Ohio resulted in the recognition of additional revenue offset by an increase in depreciation expense.
Gas Transmission and Storage Operations reported operating income of $76.8 million, an increase of $3.3 million versus the second quarter of 2004. This increase in operating income resulted from an $8.9 million third-party buyout of a bankruptcy claim relating to the rejection of a shipper’s long-term contract partially offset by continued lower revenues due to pipeline recontracting, net of remarketing activities, and the impact of restructuring charges.
Electric Operations reported operating income of $61.0 million, a decrease of $21.0 million from the comparable period last year. This reduction in operating income was primarily due to a 2004 property tax accrual reduction of $18.1 million, the impact of restructuring charges, incremental Midwest Independent System Operator (MISO) cost of $5.6 million, and increased electric production expenses of $3.0 million partially offset by favorable weather due to the warm weather in June of 2005.
The Other Operations reported an operating loss of $8.9 million in 2005, versus an operating loss of $7.8 million in the second quarter of 2004 primarily reflecting higher property tax accruals and the impact of restructuring charges partially offset by decreased losses associated with Whiting Clean Energy.
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NiSource reports second-quarter earnings

Corporate reported an operating loss of $15.2 million compared to an operating loss of $5.0 million during the second quarter of 2004. The increase in operating loss was primarily due to the $10.9 million impairment charge for obsolete enterprise software systems and the impact of restructuring and consulting charges associated with the IBM agreement.
Other Items
Interest expense increased by $2.6 million due to higher short-term interest rates. Other, net increased $3.5 million primarily the result of higher interest income. Income tax expense of $12.3 million represented a 60.9% effective tax rate for the second quarter of 2005. This resulted because no tax benefit was recorded for the goodwill impairment charge that is not deductible for tax purposes.
Discontinued Operations income of $31.1 million was the result of changes to reserves for contingencies related to the previous sale of discontinued assets and the impairment of discontinued assets.
Six-Month Period 2005 Operating Income
Operating income was $557.1 million for the six months ended June 30, 2005, compared with $600.9 million for the same period in 2004. Operating income for NiSource’s business segments for the six months ended June 30, 2005, is discussed below.
Gas Distribution Operations’ operating income was $280.6 million, a decrease of $19.5 million versus the first half of 2004. The decrease in operating income was primarily due to the restructuring and the goodwill impairment charges recorded during the second quarter of 2005.
Comparability of Gas Distribution Operations line item operating results was impacted by regulatory trackers that allow for the recovery in rates of certain costs such as bad debt expenses. These trackers increase both operating expenses and net revenues and have essentially no impact on total operating income results. Approximately $26.5 million of the increase in operation and maintenance expenses and other taxes was offset by the effect of the regulatory trackers with a corresponding increase to net revenues reflecting recovery of certain costs. Additionally, the expiration of the 1999 stipulation for Columbia Gas of Ohio resulted in the recognition of additional revenues with a partial offset from increased depreciation expense.
Gas Transmission and Storage Operations reported operating income of $186.3 million, a $1.4 million increase from the comparable 2004 period. The increase was primarily due to an $8.9 million third-party buyout of a bankruptcy claim relating to the rejection of a shipper’s long-term contract and lower operation and maintenance expenses partially offset by approximately $11.0 million reduction of net revenues from pipeline recontracting, net of remarketing activities, and the impact of restructuring charges.
Electric Operations reported operating income of $126.4 million, a decrease of $14.4 million from the comparable period last year. This reduction in operating income was primarily due to a 2004 property tax accrual reduction of $18.1 million, incremental MISO cost of $6.3 million, higher electric production expenses of $5.4 million, and the impact of restructuring charges partially offset by the environmental tracker and favorable weather.
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NiSource reports second-quarter earnings

The Other Operations segment reported an operating loss of $14.1 million in the first half of 2005, versus an operating loss of $25.5 million in the first half of 2004, mainly due to decreased losses associated with Whiting Clean Energy and higher commercial and industrial gas marketing net revenues partially offset by higher property tax accruals and the impact of restructuring charges.         .
Corporate reported an operating loss of $22.1 compared to operating income of $0.6 million during the first half of 2004. The operating loss recorded this year is primarily due to the $10.9 million impairment charge for obsolete enterprise software systems and the impact from restructuring and consulting charges that were recorded during the second quarter 2005. Last year results include a legal settlement that increased operating income by $14.3 million.
Other Items
Interest expense was $205.7 million for the first six months of 2005 compared to $201.3 million for the first six months of last year. This increase was due to higher short-term interest rates. Income taxes for the first six months of 2005 were $135.7 million, a $12.3 million decrease from 2004 mainly resulting from lower pre-tax income.
Basic average shares of common stock outstanding at June 30, 2005 were 270.8 million compared to 262.4 million at June 30, 2004. The increase was primarily due to the issuance during the fourth quarter of 2004 of 6.8 million shares of common stock upon the settlement of the forward stock purchase contracts comprising a component of NiSource’s Stock Appreciation Income Linked Securities (SAILSsm). The increase in average shares outstanding caused a $0.03 dilution of earnings-per-share during the first six months of 2005.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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NiSource Inc.
Income Statement Data

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2005	2004	2005	2004

Net Revenues
Gas Distribution	$658.3	$616.4	$2,485.1	$2,274.8
Gas Transportation and Storage	213.0	206.5	541.9	551.8
Electric	281.9	272.6	564.2	536.1
Other	202.0	148.4	445.5	353.5

Gross Revenues	1,355.2	1,243.9	4,036.7	3,716.2
Cost of Sales	700.5	628.9	2,369.0	2,109.9

Total Net Revenues	654.7	615.0	1,667.7	1,606.3

Operating Expenses
Operation and maintenance	317.9	283.7	655.5	606.1
Depreciation and amortization	136.4	127.3	271.5	252.4
Impairment and loss (gain) on sale of assets	20.9	0.3	20.4	1.0
Other taxes	60.1	45.9	163.2	145.9

Total Operating Expenses	535.3	457.2	1,110.6	1,005.4

Operating Income	119.4	157.8	557.1	600.9

Other Income (Deductions)
Interest expense, net	(101.7)	(99.1)	(205.7)	(201.3)
Dividend requirements on preferred stock of subsidiaries	(1.1)	(1.1)	(2.2)	(2.2)
Other, net	3.6	0.1	3.1	2.9

Total Other Income (Deductions)	(99.2)	(100.1)	(204.8)	(200.6)

Income From Continuing Operations Before Income Taxes	20.2	57.7	352.3	400.3
Income Taxes	12.3	22.2	135.7	148.0

Income from Continuing Operations	7.9	35.5	216.6	252.3

Loss from Discontinued Operations — net of taxes	(11.6)	(0.9)	(13.8)	(4.2)
Gain on Disposition of Discontinued Operations — net of taxes	42.7	—	42.5	—

Net Income	$39.0	$34.6	$245.3	$248.1

Basic Earnings (Loss) Per Share ($)
Continuing operations	0.03	0.13	0.80	0.96
Discontinued operations	0.12	—	0.11	(0.01)

Basic Earnings Per Share	0.15	0.13	0.91	0.95

Diluted Earnings (Loss) Per Share ($)
Continuing operations	0.03	0.13	0.80	0.95
Discontinued operations	0.11	—	0.10	(0.01)

Diluted Earnings Per Share	0.14	0.13	0.90	0.94

Dividends Declared Per Common Share	0.23	0.23	0.46	0.46

Basic Average Common Shares Outstanding (millions)	271.2	262.5	270.8	262.4
Diluted Average Common Shares (millions)	273.1	264.5	272.6	264.6

NiSource Inc.
Summary of Financial and Operating Data

	Three Months		Six Months
Gas Distribution Operations	Ended June 30,		Ended June 30,
(in millions)	2005	2004	2005	2004

Net Revenues
Sales Revenues	$669.8	$627.8	$2,508.8	$2,307.3
Less: Cost of gas sold	479.3	462.0	1,897.0	1,742.8

Net Sales Revenues	190.5	165.8	611.8	564.5
Transportation Revenues	78.6	75.2	255.4	257.0

Net Revenues	269.1	241.0	867.2	821.5

Operating Expenses
Operation and maintenance	169.3	145.7	368.0	329.0
Depreciation and amortization	56.3	48.6	112.1	96.3
Impairment and loss(gain) on sale of assets	10.5	—	10.5	—
Other taxes	27.3	31.6	96.0	96.1

Total Operating Expenses	263.4	225.9	586.6	521.4

Operating Income	$5.7	$15.1	$280.6	$300.1

Revenues ($ in Millions)
Residential	424.7	335.8	1,686.4	1,450.9
Commercial	138.2	116.8	569.5	512.7
Industrial	40.4	38.0	115.0	118.7
Transportation	78.6	75.2	255.4	257.0
Off System Sales	69.1	114.5	120.3	155.3
Other	(2.6)	22.7	17.6	69.7

Total	748.4	703.0	2,764.2	2,564.3

Sales and Transportation (MMDth)
Residential sales	29.6	27.6	138.7	137.4
Commercial sales	10.9	11.6	50.4	53.0
Industrial sales	4.0	4.3	11.8	12.4
Transportation	108.3	112.8	283.0	300.0
Off System Sales	9.1	19.0	16.3	26.0
Other	0.1	0.1	0.3	0.4

Total	162.0	175.4	500.5	529.2

Heating Degree Days	486	434	3,159	3,158
Normal Heating Degree Days	483	483	3,110	3,138
% Colder (Warmer) than Normal	1%	(10%)	2%	1%

Customers
Residential			2,411,482	2,303,083
Commercial			213,298	211,704
Industrial			5,405	5,863
Transportation			673,471	753,654
Other			61	61

Total			3,303,717	3,274,365

NiSource Inc.
Summary of Financial and Operating Data (continued)

	Three Months		Six Months
Transmission and Storage Operations	Ended June 30,		Ended June 30,
(in millions)	2005	2004	2005	2004

Operating Revenues
Transportation revenues	$150.2	$148.4	$328.6	$336.7
Storage revenues	44.0	44.5	89.2	89.7
Other revenues	1.6	1.8	7.7	5.1

Total Operating Revenues	195.8	194.7	425.5	431.5
Less: Cost of gas sold	6.4	6.5	11.9	10.4

Net Revenues	189.4	188.2	413.6	421.1

Operating Expenses
Operation and maintenance	69.8	71.1	141.2	149.4
Depreciation and amortization	28.6	29.4	56.7	57.7
Loss on sale of assets	—	0.3	—	0.3
Other taxes	14.2	13.9	29.4	28.8

Total Operating Expenses	112.6	114.7	227.3	236.2

Operating Income	$76.8	$73.5	$186.3	$184.9

Throughput (MMDth)
Columbia Transmission
Market Area	168.5	168.4	564.1	575.3
Columbia Gulf
Mainline	143.0	140.6	281.7	300.6
Short-haul	23.4	20.9	41.6	47.9
Columbia Pipeline Deep Water	3.2	4.3	6.7	8.7
Crossroads Gas Pipeline	10.0	9.8	22.0	20.5
Granite State Pipeline	5.7	5.7	19.6	19.6
Intrasegment eliminations	(141.6)	(144.5)	(280.2)	(298.7)

Total	212.2	205.2	655.5	673.9

NiSource Inc.
Summary of Financial and Operating Data (continued)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
(in millions)	2005	2004	2005	2004

Net Revenues
Sales revenues	$282.0	$267.4	$564.4	$528.3
Less: Cost of sales	92.4	84.9	188.1	166.3

Net Revenues	189.6	182.5	376.3	362.0

Operating Expenses
Operation and maintenance	69.0	58.8	130.1	119.1
Depreciation and amortization	46.2	44.4	91.7	88.5
Gain on sale of assets	(0.4)	—	(0.4)	—
Other taxes	13.8	(2.7)	28.5	13.6

Total Operating Expenses	128.6	100.5	249.9	221.2

Operating Income	$61.0	$82.0	$126.4	$140.8

Revenues ($ in millions)
Residential	77.3	66.7	150.7	137.9
Commercial	85.7	73.2	158.9	143.6
Industrial	104.6	102.5	217.0	203.8
Wholesale	6.3	11.4	13.8	22.8
Other	8.1	13.6	24.0	20.2

Total	282.0	267.4	564.4	528.3

Sales (Gigawatt Hours)
Residential	768.0	694.2	1,535.0	1,448.7
Commercial	988.1	899.3	1,882.3	1,759.5
Industrial	2,185.2	2,327.3	4,513.5	4,665.4
Wholesale	195.9	289.5	357.1	559.4
Other	15.9	33.8	48.5	66.2

Total	4,153.1	4,244.1	8,336.4	8,499.2

Cooling Degree Days	280	205	280	205
Normal Cooling Degree Days	227	227	227	227
% Warmer (Colder) than Normal	23%	(10%)	23%	(10%)

Electric Customers
Residential			392,788	388,824
Commercial			50,697	49,635
Industrial			2,519	2,516
Wholesale			15	25
Other			769	776

Total			446,788	441,776

NiSource Inc.
Summary of Financial and Operating Data (continued)

	Three Months		Six Months
Other (includes assets held for sale)	Ended June 30,		Ended June 30,
(in millions)	2005	2004	2005	2004

Net Revenues
Products and services revenue	$192.5	$144.5	$422.0	$332.5
Less: Cost of products purchased	185.3	139.7	409.4	328.2

Net Revenues	7.2	4.8	12.6	4.3

Operating Expenses
Operation and maintenance	10.7	8.8	17.1	20.9
Depreciation and amortization	3.0	2.6	5.9	5.3
Loss (Gain) on sale of assets	—	—	(0.5)	0.7
Other taxes	2.4	1.2	4.2	2.9

Total Operating Expenses	16.1	12.6	26.7	29.8

Operating Loss	$(8.9)	$(7.8)	$(14.1)	$(25.5)

	Three Months		Six Months
Corporate	Ended June 30,		Ended June 30,
(in millions)	2005	2004	2005	2004

Operating Income (Loss)	$(15.2)	$(5.0)	$(22.1)	$0.6

NiSource Inc.
Summary of Financial and Operating Data (continued)

Other Information	June 30,	December 31,
(in millions, except share amounts)	2005	2004

Total Common Stock Equity	$4,894.9	$4,787.1

Shares Outstanding (thousands)	272,323	270,625

Book Value of Common Shares	$17.97	$17.69

NiSource Inc.
Summary of Financial and Operating Data (continued)

	June 30,	December 31,
(in millions, except share amounts)	2005	2004

	(unaudited)
ASSETS
Property, Plant and Equipment
Utility Plant	$16,367.0	$16,194.1
Accumulated depreciation and amortization	(7,416.0)	(7,247.7)

Net utility plant	8,951.0	8,946.4

Other property, at cost, less accumulated depreciation	423.1	427.5

Net Property, Plant and Equipment	9,374.1	9,373.9

Investments and Other Assets
Assets of discontinued operations and assets held for sale	34.8	38.6
Unconsolidated affiliates	67.1	64.2
Other investments	116.9	113.0

Total Investments	218.8	215.8

Current Assets
Cash and cash equivalents	258.2	29.5
Restricted cash	31.8	56.3
Accounts receivable (less reserve of $71.2 and $44.7, respectively)	347.3	536.4
Unbilled revenue (less reserve of $6.2 and $10.9, respectively)	127.0	352.7
Gas inventory	213.8	452.9
Underrecovered gas and fuel costs	85.6	293.8
Materials and supplies, at average cost	73.6	70.6
Electric production fuel, at average cost	32.7	29.2
Price risk management assets	97.2	61.1
Exchange gas receivable	195.5	169.6
Regulatory Assets	166.1	136.2
Prepayments and other	101.7	96.1

Total Current Assets	1,730.5	2,284.4

Other Assets
Price risk management assets	193.3	148.3
Regulatory assets	566.0	568.4
Goodwill	3,677.3	3,687.2
Intangible assets	513.0	520.3
Deferred charges and other	185.9	189.5

Total Other Assets	5,135.5	5,113.7

Total Assets	$16,458.9	$16,987.8

NiSource Inc.
Summary of Financial and Operating Data (continued)

	June 30,	December 31,
(in millions, except share amounts)	2005	2004

	(unaudited)

CAPITALIZATION AND LIABILITIES
Capitalization
Common stock equity
Common stock — $0.01 par value - 400,000,000 shares authorized, 272,322,505 and 270,625,370 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in-capital	3,958.8	3,924.0
Retained earnings	983.2	925.4
Accumulated other comprehensive loss and other common stock equity	(49.8)	(65.0)

Total common stock equity	4,894.9	4,787.1
Preferred stocks—Series without mandatory redemption provisions	81.1	81.1
Long-term debt, excluding amounts due within one year	4,807.3	4,835.9

Total Capitalization	9,783.3	9,704.1

Current Liabilities
Current portion of long-term debt	1,260.1	1,299.9
Short-term borrowings	—	307.6
Accounts payable	390.9	648.4
Dividends declared on common and preferred stocks	63.7	1.1
Customer deposits	92.7	92.2
Taxes accrued	244.2	160.9
Interest accrued	79.7	84.1
Overrecovered gas and fuel costs	54.2	15.5
Price risk management liabilities	74.1	46.9
Exchange gas payable	254.0	325.1
Current deferred revenue	29.1	31.5
Regulatory liabilities	29.1	30.2
Accrued liability for postretirement and pension benefits	89.7	85.5
Other accruals	341.7	478.2

Total Current Liabilities	3,003.2	3,607.1

Other Liabilities and Deferred Credits
Price risk management liabilities	6.3	5.5
Deferred income taxes	1,624.6	1,665.9
Deferred investment tax credits	74.0	78.4
Deferred credits	65.0	74.0
Noncurrent deferred revenue	76.9	86.9
Accrued liability for postretirement and pension benefits	423.9	413.0
Preferred stock liabilities with mandatory redemption provisions	0.6	0.6
Liabilities of discontinued operations	0.3	—
Regulatory liabilities and other removal costs	1,205.4	1,168.6
Other noncurrent liabilities	195.4	183.7

Total Other	3,672.4	3,676.6

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$16,458.9	$16,987.8

NiSource Inc.
Summary of Financial and Operating Data (continued)

Six Months Ended June 30, (in millions)	2005	2004

Operating Activities
Net income	$245.3	$248.1
Adjustments to reconcile net income to net cash from continuing operations:
Depreciation and amortization	271.5	252.4
Net changes in price risk management activities	(9.0)	2.7
Deferred income taxes and investment tax credits	(81.6)	(11.9)
Deferred revenue	(12.4)	(23.0)
Amortization of unearned compensation	4.7	4.4
Loss (Gain) on sale of assets	(1.4)	1.0
Loss on impairment of assets	21.8	—
Income from unconsolidated affiliates	(2.8)	(0.4)
Gain from sale of discontinued operations	(42.5)	—
Loss from discontinued operations	13.8	4.2
Amortization of discount/premium on debt	9.7	9.4
Other adjustments	(0.4)	1.2
Changes in assets and liabilities:
Accounts receivable and unbilled revenue	405.2	377.7
Inventories	241.7	196.7
Accounts payable	(250.0)	(46.7)
Customer deposits	0.5	1.7
Taxes accrued	38.5	40.0
Interest accrued	(0.9)	(0.2)
(Under) Overrecovered gas and fuel costs	247.0	47.7
Exchange gas receivable/payable	(61.8)	25.5
Other accruals	(71.5)	(109.5)
Prepayment and other current assets	5.1	33.9
Regulatory assets/liabilities	(27.6)	2.9
Postretirement and postemployment benefits	15.8	19.5
Deferred credits	(8.3)	(13.1)
Deferred charges and other noncurrent assets	(3.1)	(1.5)
Other noncurrent liabilities	6.6	23.0

Net Cash Flows from Continuing Operations	953.9	1,085.7
Net Cash Flows from or (used for) Discontinued Operations	(16.2)	(0.2)

Net Cash Flows from Operating Activities	937.7	1,085.5

Investing Activities
Capital expenditures	(243.1)	(237.7)
Proceeds from disposition of assets	7.4	1.6
Other investing activities	9.7	1.0

Net Cash Flows used for Investing Activities	(226.0)	(235.1)

Financing Activities
Retirement of long-term debt	(81.0)	(202.5)
Change in short-term debt	(307.6)	(542.0)
Issuance of common stock and capital contributed	32.1	8.7
Acquisition of treasury stock	(1.6)	(3.7)
Dividends paid — common shares	(124.9)	(121.8)

Net Cash Flows used for Financing Activities	(483.0)	(861.3)

Increase (Decrease) in cash and cash equivalents	228.7	(10.9)
Cash and cash equivalents at beginning of year	29.5	27.1

Cash and cash equivalents at end of period	$258.2	$16.2

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	200.8	194.3
Interest capitalized	0.4	1.2
Cash paid for income taxes	92.8	96.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NiSource Inc.
Summary of Financial and Operating Data (continued)
2005 (in millions)

		Transmission and
	Gas Distribution	Storage	Electric	Other	Corporate	Total

Net Revenues:
Weather (compared to normal)	$1.1	$—	$4.7	$—	$—	$5.8
Gas costs and other changes	5.9	8.9	—	—	—	14.8

Total Impact — Net Revenues	7.0	8.9	4.7	—	—	20.6

Operating Expenses
Operation and Maintenance Expenses:
Restructuring and consulting charges	(11.2)	(2.7)	(1.8)	(0.2)	(4.4)	(20.3)
Reserve changes	—	2.0	(2.5)	—	—	(0.5)

Total Impact — O & M Expenses	(11.2)	(0.7)	(4.3)	(0.2)	(4.4)	(20.8)

Asset Impairment	(10.9)	—	—	—	(10.9)	(21.8)
Gain on Sale	0.4	—	0.4	—	—	0.8

Property and Sales Tax Adjustments	5.8	—	—	—	—	5.8

Total Impact — Operating Expenses	(15.9)	(0.7)	(3.9)	(0.2)	(15.3)	(36.0)

Total Impact — Operating Income	$(8.9)	$8.2	$0.8	$(0.2)	$(15.3)	$(15.4)

2004 (in millions)

		Transmission and
	Gas Distribution	Storage	Electric	Other	Corporate	Total
Net Revenues:
Weather (compared to normal)	$(4.9)	$—	$(1.8)	$—	$—	$(6.7)
Gas costs and other changes	(1.6)	(0.8)	(1.9)	1.0	—	(3.3)

Total Impact — Net Revenues	(6.5)	(0.8)	(3.7)	1.0	—	(10.0)

Operating Expenses
Operation and Maintenance Expenses:
Insurance recoveries, legal and other reserves	6.4	(2.5)	0.4	—	1.1	5.4

Total Impact — O & M Expenses	6.4	(2.5)	0.4	—	1.1	5.4

Loss on Sale of Assets	—	(0.3)	—	—	—	(0.3)

Property and Sales Tax Adjustments	(1.4)	—	18.1	—	—	16.7

Total Impact — Operating Expenses	5.0	(2.8)	18.5	—	1.1	21.8

Total Impact — Operating Income	$(1.5)	$(3.6)	$14.8	$1.0	$1.1	$11.8